NEWS RELEASE                                               [FLAG TELECOM LOGO]

CONTACTS
FLAG Telecom
Catherine Nash (+44 20 7317 0894)
cnash@flagtelecom.com

Sloane & Company
Charles Southworth (+1 212 446 1892)
csouthworth@sloanepr.com



  FLAG TELECOM ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL YEAR 2001 RESULTS

Bermuda, 13 February 2002 -- FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global network services provider and independent carriers' carrier, today announced its preliminary financial results for the fourth quarter and full year ended 31 December 2001 and provided guidance for 2002.

Consistent with the approach suggested by the U.S. Securities and Exchange Commission in December 2001 on the use of "pro forma" numbers in earnings releases, this release first presents our results of operations and financial condition under U.S. generally accepted accounting principles ("GAAP"). Supplemental "pro forma" information is included after our report on our GAAP numbers.

INCOME STATEMENT HIGHLIGHTS


The following table sets out certain preliminary GAAP operating results for the fourth quarter and full year 2001 and for the comparable periods of the prior year. We are currently reviewing our business in the light of deteriorating market conditions. The 2001 figures in the table below, and related balance sheet amounts, could be revised before the release of our audited financial statements if this review indicates that our assets are impaired as at 31 December 2001.

(Numbers in $ millions, except per share amounts)                   Three months ended                Twelve months ended
                                                                        31 December                       31 December
                                                                 2001             2000             2001              2000
                                                              (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
Revenues                                                           67.6            28.1            188.3             99.3
Operating loss                                                    (36.6)          (18.6)          (141.3)           (77.4)
Net loss                                                          (63.7)          (26.5)          (224.0)           (89.5)
Basic and diluted net loss per share                              (0.47)          (0.20)           (1.67)           (0.68)


Revenues increased 141% and 90% in the fourth quarter and full year 2001 over the comparable periods of the prior year. Approximately 14% of GAAP revenues for the full year 2001 was associated with reciprocal transactions entered into with other telecommunications companies and service providers. For additional disclosure concerning our reciprocal transactions and their impact on our financial statements, see the discussion below on Accounting for Reciprocal Transactions.


BALANCE SHEET HIGHLIGHTS


Current assets, consisting primarily of cash and cash equivalents, decreased from $1,084.5 million at 31 December 2000 to $644.4 million at 31 December 2001. In addition restricted cash, consisting of funds held by collateral trustees in escrow or legally designated for specific projects or commitments by bank agreements, decreased from $372.8 million at 31 December 2000 to $321.2 million at 31 December 2001.


Construction in progress declined from $514.9 million at 31 December 2000 to $315.7 million at 31 December 2001. Other long-term assets, consisting primarily of prepayments for unactivated capacity or leased facilities (principally network facilities or capacity that we have acquired in reciprocal transactions), increased from $12.3 million at 31 December 2000 to $157.4 million at 31 December 2001. Net property and equipment increased to $2,336.3 million at 31 December 2001 from $1,033.8 million at 31 December 2000.


The decrease in current assets, and the increase in construction in progress, other long-term assets and property and equipment, reflect the development of our global network and the use of the proceeds of our initial public offering and senior note issuance, both completed in 2000.

Current liabilities increased from $334.0 million at 31 December 2000 to $482.9 million at 31 December 2001, reflecting an increase in current deferred revenue from $51.6 million at 31 December 2000 to $173.0 million at 31 December 2001. We record amounts receivable from leases and sales, including rights of use, as deferred revenue when invoiced. We amortize deferred revenue on a straight-line basis as earned over the term of the relevant agreement (up to 15 years). The current portion of deferred revenue represents the amount that we expect to amortize over the next twelve months. Deferred revenue, excluding the current portion, increased from $594.8 million at 31 December 2000 to $1,237.0 million at 31 December 2001.


Our accumulated deficit increased to $328.9 million at 31 December 2001 from $105.0 million at 31 December 2000, and our total shareholders' equity decreased to $788.9 million at 31 December 2001 from $1,007.6 million at 31 December 2000.


CASH FLOWS


Net cash provided by operating activities increased to $692.5 million in 2001 from $194.9 million in 2000. Included in net cash provided by operating activities for each year is the net change in deferred revenue. For 2001, the change in deferred revenue was $763.6 million.


Net cash provided by financing activities was $185.3 million in 2001, as compared to $1,113.0 million in 2000. Net cash used in investing activities was $1,375.7 million in 2001 and $373.0 million in 2000. Our net decrease in cash and cash equivalents for 2001 was $495.5 million.


LIQUIDITY


At 31 December 2001, our available sources of liquidity consisted of: $424.2 million of unrestricted cash; up to approximately $200 million available for borrowing under our existing credit agreements; and $321.2 million of restricted cash, generally available for specific projects or commitments under banking agreements.


We anticipate that our capital requirements for 2002 will include approximately $475 to $500 million for capital expenditures and $75 to $115 million for repayments of indebtedness. In addition, we have received a demand from PSINet to repay $23.8 million that it paid to us shortly before it filed for bankruptcy. We are disputing the validity of this claim. We believe that our available sources of cash provide sufficient liquidity to fund our obligations and our ongoing business operations throughout 2002. We are currently reviewing our business in the light of deteriorating market conditions. If there is no improvement in our operating environment, we anticipate that at some point in 2003 we will not have sufficient liquidity to continue our operations, unless we are able to raise additional funds, find a strategic partner or restructure our indebtedness.


Given the state of the capital markets generally, and especially for our industry sector, we think it is unlikely that we will be able to raise additional debt or equity capital under current market conditions. In connection with our review of our liquidity and capital resources, our desired capital expenditures and the current capital market conditions for companies in our sector, we have initiated discussions with potential strategic partners and potential financial advisors. In these discussions we are considering the impact on our industry sector of the insolvency of various industry participants, lower margins resulting from the amount of distressed assets in the marketplace, the current state of the capital markets for companies in our industry sector, our liquidity and capital resources, and possible financial and strategic alternatives.


COVENANTS AND ASSET IMPAIRMENTS


Our operating subsidiaries have incurred indebtedness in connection with the build-out of our systems. The relevant commercial bank agreements contain certain financial covenants. Failure to meet these covenants would not result in an event of default, but would entitle the lenders to sweep all the excess cash generated by the relevant operating subsidiary after funding the system's operations and maintenance costs, amongst other things. At 31 December 2001, we were in compliance with all of our financial covenants.


FLAG Limited, the operator of FLAG Europe-Asia, had outstanding indebtedness at 31 December 2001 of $55.5 million in bank debt. FLAG Limited also had $430.0 million of senior notes outstanding at that date. We are currently reviewing our business in the light of deteriorating market conditions, the degree to which it is economic to upgrade the FLAG Europe-Asia system and the likelihood that FLAG Europe-Asia will generate sufficient cash to repay the senior notes at maturity in 2008. Depending on the outcome of this review, it may be necessary to recognise an impairment as at 31 December 2001 to the value of this asset.

FLAG Asia Limited has a $170.5 million bank facility, an amount which reduces for pre-sales other than those to our development partner. No amounts had been drawn on this facility as at 31 December 2001. In order to convert this project loan to a term loan, we must have generated a specified level of sales prior to 31 January 2003. Based on a satisfactory level of sales made to date, we currently expect to meet this minimum condition.


FLAG Atlantic Limited's outstanding indebtedness consists of approximately $286.0 million of bank term debt. Under current market conditions on the Atlantic route, it is likely that we will breach one of the financial covenants for FLAG Atlantic Limited's debt. We are engaged in discussions with our bank syndicate's administrative agent regarding a potential modification of the covenant, the outcome of which is still uncertain. Any such breach would not cause an event of default, but would entitle the banks to increase their sweep of FLAG Atlantic Limited's excess cash. We do not anticipate that such a breach would have a material impact on FLAG Atlantic Limited's operations.


We intend to update the market in our quarterly reports regarding compliance with our financial covenants.


SUPPLEMENTAL INFORMATION


In the past, we have reported certain "pro forma" information that we call EBITDA, Adjusted EBITDA and cash revenue.


We compute EBITDA for each period by adding depreciation and amortization to operating income/(loss) and any impairment charge. EBITDA is not computed in the same manner as net cash provided by operating activities, which is computed in accordance with GAAP. EBITDA for 2001 was $17.2 million, compared to $2.0 million for 2000. We compute Adjusted EBITDA for each period by adding non-cash stock compensation expense and the change in deferred revenue to EBITDA. Adjusted EBITDA for 2001 was $782.8 million, compared to $506.4 million for 2000. The following table reconciles net cash provided by operating activities to GAAP operating loss and to EBITDA and Adjusted EBITDA for 2001 and 2000.

                                                                                  Twelve              Twelve
(Numbers in $ millions)                                                     months ended        months ended
                                                                        31 December 2001    31 December 2000
                                                                             (Unaudited)         (Unaudited)
Net cash provided by operating activities                                          692.5               194.9
Add (deduct) net changes in assets and liabilities:
         Accounts receivable                                                        11.6                25.2
         Due from FLAG Atlantic Limited                                                -               (2.0)
         Prepaid expenses and other assets                                          17.0                23.3
         Accounts payable and accrued liabilities                                 (37.2)              (77.1)
         Income taxes payable                                                      (9.2)                   -
         Deferred revenue and other                                              (763.6)             (165.0)
Cumulative effect of adoption of SFAS No.133                                       (1.3)                   -
Amortization of financing costs                                                    (2.8)               (2.5)
Provision for doubtful debts                                                         1.2                 1.5
Senior debt discount                                                               (1.7)               (1.5)
Non-cash stock compensation                                                        (2.0)               (7.2)
Depreciation and amortization                                                    (131.9)              (79.4)
Loss on disposal of property and equipment                                             -               (0.1)
Deferred taxes                                                                       3.4                 0.4
                                                                        ----------------    ----------------
Net loss                                                                         (224.0)              (89.5)
Cumulative effect of adoption of SFAS No.133                                         1.3                   -
Provision for income taxes                                                           7.4                 1.1
Interest income                                                                   (43.0)              (69.8)
Foreign currency                                                                     7.8              (17.0)
Interest expense                                                                   109.2               102.5
Income from investment in FLAG Atlantic Limited                                        -               (4.7)
                                                                        ----------------    ----------------
Operating loss                                                                   (141.3)              (77.4)
Depreciation and amortization                                                      131.9                79.4
One-off asset impairment charge                                                     26.6                   -
                                                                        ----------------    ----------------
EBITDA                                                                              17.2                 2.0
 Non-cash stock compensation                                                         2.0                 7.2
 Change in deferred revenue                                                        763.6               497.2
                                                                        ----------------    ----------------
 Adjusted EBITDA                                                                   782.8               506.4
                                                                        ================    ================

We compute cash revenue for each period by adding the change in deferred revenue to GAAP revenues. Deferred revenue will increase as we invoice amounts receivable as a result of sales of any future services, including reciprocal transactions and pre-sales of capacity, and will decrease as we amortize deferred revenue on a straight-line basis as earned over the term of the relevant agreements. We include the cash received in a reciprocal transaction in cash revenue, but do not deduct from cash revenue the amount we pay to the counterparty. The following table reconciles cash revenue for 2001 and 2000 to GAAP revenue:

(Numbers in $ millions)                                                           Twelve              Twelve
                                                                            months ended        months ended
                                                                        31 December 2001    31 December 2000
                                                                             (Unaudited)         (Unaudited)
Deferred revenue - Opening balance                                                 646.4               149.2
Deferred revenue - Closing balance                                               1,410.0               646.4
                                                                       ------------------ -------------------
Change in deferred revenue                                                         763.6               497.2
GAAP revenue                                                                       188.3                99.3
                                                                       ------------------ -------------------
Cash revenue                                                                       951.9               596.5
                                                                       ================== ===================


FLAG TELECOM MANAGEMENT'S GUIDANCE


We expect our results in 2002 will be affected adversely by the continuing deterioration of market conditions. We currently anticipate that GAAP revenue for the year will be in the range of $300 million to $330 million. In addition, we currently anticipate that, as a result of current and expected customer commitments, deferred revenue at 31 December 2002 will increase by approximately $50 million compared to 31 December 2001.


ACCOUNTING FOR RECIPROCAL TRANSACTIONS


During 2001 we entered into a number of transactions in which we provided capacity, services or facilities, by way of lease, rights of use or services agreement, to other telecommunications companies and service providers at approximately the same time that we leased or purchased capacity or facilities from these same companies or their affiliates. We call these transactions "reciprocal transactions". We enter into these transactions to expand our global footprint and to provide the necessary capacity to serve our global customers.

In accordance with GAAP, amounts receivable as part of reciprocal transactions are recorded at fair value as deferred revenue. We amortize deferred revenue on a straight-line basis as earned over the term of the relevant agreement. We have not recognized any GAAP revenues upfront with respect to reciprocal transactions. Capacity or facilities that we acquire are recorded either as property and equipment, prepayments or other long-term assets, depending upon when it is anticipated that they will be brought into service, and are charged as network expense or depreciated on a straight-line basis over the shorter of 15 years or the term of the purchase agreement. The effect of reciprocal transactions on deferred revenue and other long-term assets in our balance sheet at 31 December 2001 is set out below.

(Numbers in $ millions)                                          Total       Reciprocal        Excluding
                                                                           transactions       reciprocal
                                                                                            transactions
Changes in deferred revenue:
Opening balance as at 1 January 2001                             646.4             24.8            621.6
Additions in the year                                            951.9            263.5            688.4
Amounts amortized into GAAP revenues in 2001                   (188.3)           (27.1)          (161.2)
                                                            -----------       ----------       ---------
Closing balance as at 31 December 2001                         1,410.0            261.2          1,148.8
                                                            ===========       ==========       =========

Changes in other long-term assets:
Opening balance as at 1 January 2001                              12.3              8.0              4.3
Additions in the year                                            249.6            249.6                -
Amounts reclassified into prepaid expenses and other
assets 2001                                                     (37.0)           (37.0)                -
Amounts reclassified into property and equipment in 2001        (67.4)           (67.4)                -
Other movements                                                  (0.1)                -            (0.1)
                                                            -----------       ----------       ---------
Closing balance as at 31 December 2001                           157.4            153.2              4.2
                                                            ===========       ==========       =========


CONFERENCE CALL INFORMATION


FLAG Telecom will conduct a conference call to discuss our preliminary financial results today, Wednesday, 13 February 2002 at 10:00 a.m. EST (3:00 p.m. GMT). The conference call will be broadcast simultaneously on the FLAG Telecom website at WWW.FLAGTELECOM.COM.

ABOUT FLAG TELECOM


FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia, FLAG Atlantic-1 and FLAG North Asian Loop. Leveraging this network FLAG Telecom's Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ISPs and ASPs worldwide. Principal shareholders are: Verizon Communications Inc., Dallah Albaraka Group and Tyco International Ltd. Recent news releases and information are on FLAG Telecom's website at WWW.FLAGTELECOM.COM.


FORWARD LOOKING STATEMENTS


Statements contained in this Press Release that are not historical facts may be "forward-looking" statements as the term is defined in the Private Securities Litigation Reform Act of 1995. To identify these forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "projects," "estimates" or "anticipates" and similar words and phrases. Such forward-looking statements include, but are not limited to: our preliminary fourth quarter and full year 2001 results, our statements regarding asset impairment, amortization of deferred revenues, capital requirements, liquidity positions in 2002 and 2003, ability to raise additional debt or equity, ability to meet financial covenants and the consequences of a breach thereof, ability to repay debt, ability to convert a project loan into a term loan, our intention to give quarterly updates on covenants' compliance, and our guidance for 2002 GAAP and deferred revenues.


These, and all forward-looking statements, are based on management's current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to: our ability to achieve revenues from products and services that are in the early stages of development or operation; our completion of FLAG North Asian Loop within budget and on time; our ability to deploy sophisticated technologies on a global basis; our ability to upgrade and expand our network and respond to customer demands and industry changes; regulatory enactments and changes; changes in interpretation of US GAAP; competition and pricing pressure; rapid technological change; adverse economic or political events; the ongoing war on terrorism; risks of international business; uncertainty regarding the collectibility of receivables and insolvency of counterparties to IRUs; risks associated with debt service requirements and interest rate fluctuations; and our financial leverage. More detailed information about these risks is contained in our filings with the U.S. Securities and Exchange Commission. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.

                                          FLAG TELECOM HOLDINGS LIMITED
                                           CONSOLIDATED BALANCE SHEETS
                                         AS OF DECEMBER 31, 2001 AND 2000
                       (Expressed in thousands of Dollars except share and per share amounts)

                                                                                       December 31,          December 31,
                                                                                           2001                 2000 (1)
                                                                                        (UNAUDITED)           (UNAUDITED)
                                                                                   ----------------   -------------------
ASSETS:
  Current assets:
      Cash and cash equivalents                                                    $        424,174   $           919,709
      Accounts receivable, net of allowance for doubtful accounts
        of $4,099 (2000 - $5,289)                                                           154,000               141,221
      Prepaid expenses and other assets                                                      66,205                23,591
      Interest rate collars                                                                      57                     -
                                                                                   ----------------   -------------------
  Total current assets                                                                      644,436             1,084,521

  Goodwill, net of accumulated amortization of $2,169 (2000- $139)                           29,793                31,463
  Restricted cash                                                                           321,195               372,808
  Capitalized financing costs, net of accumulated
  amortization of $8,543 (2000 - $5,783)                                                     27,872                28,949
  Deferred tax asset                                                                          2,940                     -
  Construction in progress                                                                  315,718               514,875
  Other long term assets, net                                                               157,427                12,348
  Property and equipment, net                                                             2,336,285             1,033,800
                                                                                   ----------------   -------------------
  Total Assets                                                                     $      3,835,666   $         3,078,764
                                                                                   ================   ===================
LIABILITIES:
  Current liabilities:
      Accrued construction costs                                                   $         67,084   $            49,138
      Accounts payable                                                                      112,183               163,109
      Accrued liabilities                                                                   109,684                65,702
      Cross currency swaps                                                                    7,226                     -
      Deferred revenue                                                                      173,000                51,597
      Income taxes payable                                                                   13,686                 4,479
                                                                                   ----------------   -------------------
      Total current liabilities                                                             482,863               334,025

  Senior notes, due 2010 / 2008, net of unamortized
  discount of $13,209 (2000 - $14,978)                                                      982,531               984,002
  Other long-term debt                                                                      341,500               155,000
  Deferred revenue and other                                                              1,236,951               594,759
  Deferred taxes                                                                              2,901                 3,371
                                                                                   ----------------   -------------------
  Total Liabilities                                                                       3,046,746             2,071,157

SHAREHOLDERS' EQUITY:
  Common stock, $.0006 par value, 300,000,000 authorized
  and 134,139,046 (2000 - 134,061,920) outstanding                                               80                    80
  Additional paid-in capital                                                              1,112,668             1,112,173
  Deferred stock compensation                                                                  (51)               (2,058)
  Accumulated other comprehensive income                                                      5,165                 2,364
  Accumulated deficit                                                                     (328,942)             (104,952)
                                                                                   ----------------   -------------------
  Total shareholders' equity                                                                788,920             1,007,607
                                                                                   ----------------   -------------------
  Total liabilities and shareholders' equity                                       $      3,835,666   $         3,078,764
                                                                                   ================   ===================


                                             FLAG TELECOM HOLDINGS LIMITED
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                               (Expressed in thousands of Dollars except per share amounts)


                                                                           Three Months Ended            Twelve Months Ended
                                                                               December 31,                   December 31,
                                                                         2001          2000 (1)         2001           2000 (1)
                                                                      (UNAUDITED)     (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
                                                                   -------------- -------------- -------------       -----------

  Capacity sales, net of discounts                                   $   31,117   $        7,361 $      80,081    $       36,765
  Operations and maintenance revenue                                     17,639           11,003        58,764            40,942
  Network services revenue                                               18,833            9,742        49,478            21,599
                                                                   -------------- -------------- -------------       -----------
REVENUES:                                                                67,589           28,106       188,323            99,306

EXPENSES:
  Operations and maintenance cost
  (including non-cash stock compensation
  expense of $106, $339, $513, $1,845)                                   13,825            7,724        47,545            32,298

  Network expenses                                                       24,289            4,748        58,228            13,036

  Sales and marketing
  (including non-cash stock compensation
  expense of $53, $228, $333, $1,164)                                     5,895            2,802        17,349            12,744

  General and administrative
  (including non-cash stock compensation
  expense of $187, $773, $1,161, $4,221)                                 14,222           11,625        46,394            39,189

  Restructuring and asset impairment                                          -                -        28,169                 -

  Depreciation and amortization                                          45,982           19,818       131,910            79,414
                                                                   -------------- -------------- -------------       -----------
                                                                        104,213           46,717       329,595           176,681

OPERATING LOSS                                                         (36,624)         (18,611)     (141,272)          (77,375)

INCOME FROM INVESTMENT IN FLAG ATLANTIC LIMITED                               -            1,391             -             4,717
INTEREST EXPENSE                                                       (29,133)         (28,126)     (109,156)         (102,543)
FOREIGN CURRENCY LOSS                                                     (359)          (1,856)       (7,871)            17,014
INTEREST INCOME                                                           4,231           20,892        43,002            69,817
                                                                   -------------- -------------- -------------       -----------
LOSS BEFORE INCOME TAXES                                               (61,885)         (26,310)     (215,297)          (88,370)

PROVISION FOR INCOME TAXES                                              (1,827)            (161)       (7,402)           (1,096)
                                                                   -------------- -------------- -------------       -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF ADOPTION OF SFAS No. 133          (63,712)         (26,471)     (222,699)          (89,466)

CUMULATIVE EFFECT OF ADOPTION OF SFAS No. 133                                 -                -       (1,291)                 -
                                                                   -------------- -------------- -------------       -----------

NET LOSS                                                             $ (63,712)   $     (26,471) $   (223,990)    $     (89,466)
                                                                   ============== ============== ===============  ==============

Basic and diluted net loss per common share
before cumulative effect of adoption of SFAS No. 133                 $   (0.47)   $       (0.20) $      (1.66)    $       (0.68)

Cumulative effect of adoption of SFAS No. 133                        $        -   $            - $      (0.01)    $            -
                                                                   -------------- -------------- -------------       -----------
Basic and diluted net loss per share                                 $   (0.47)   $       (0.20) $      (1.67)    $       (0.68)
                                                                   ============== ============== ===============  ==============

Weighted average common shares outstanding                          134,139,046      135,509,260   134,122,061       130,763,607
                                                                   ============== ============== ===============  ==============


                                             FLAG TELECOM HOLDINGS LIMITED
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                                          (Expressed in thousands of Dollars)


                                                                                       December 31,        December 31,
                                                                                            2001               2000 (1)
                                                                                        (UNAUDITED)         (UNAUDITED)
                                                                                     --------------      --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                           $    (223,990)      $     (89,466)
  Adjustments to reconcile net loss to net cash
      provided by operating activities:
      Cumulative effect of adoption of SFAS N0.133                                            1,291                   -
      Amortization of financing costs                                                         2,760               2,522
      Provision for doubtful accounts                                                       (1,190)             (1,548)
      Senior debt discount                                                                    1,769               1,523
      Non-cash stock compensation                                                             2,007               7,230
      Depreciation and amortization                                                         131,910              79,414
      Loss on disposal of property and equipment                                                  -                  93
      Deferred taxes                                                                        (3,410)               (363)
      Add (deduct) net changes in assets and liabilities:
         Accounts receivable                                                               (11,601)            (25,183)
         Due from FLAG Atlantic Limited                                                           -               2,000
         Prepaid expenses and other assets                                                 (17,041)            (23,394)
         Accounts payable and accrued liabilities                                            37,189              77,136
         Income taxes payable                                                                 9,207                (46)
         Deferred revenue and other                                                         763,595             165,024
                                                                                     --------------      --------------
             Net cash provided by operating acitivities                                     692,496             194,942
                                                                                     --------------      --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Financing costs incurred                                                                  (1,683)               (891)
  Net proceeds from issuance of 11 5/8% senior notes                                              -             576,649
  Proceeds from long-term debt                                                              232,000                   -
  Repayment of long-term debt                                                              (45,500)            (97,000)
  Capital contributions - Initial Public Offering                                                 -             633,769
  Capital contributions - Options exercised                                                     495                 489
                                                                                     --------------      --------------
             Net cash provided by financing activities                                      185,312           1,113,016
                                                                                     --------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in restricted cash                                                                51,602              10,340
  Cash paid for construction                                                              (943,191)           (109,201)
  Investment in FLAG Atlantic Limited prior to acquisition of 100% interest                       -           (104,814)
  Acquisition of FLAG Atlantic Limited                                                            -           (130,000)
  Proceeds from disposal of property and equipment                                               14                  32
  Investment in property and equipment (incl L/T Asset)                                   (484,092)            (39,320)
                                                                                     --------------      --------------
             Net cash used in investing activities                                      (1,375,667)           (372,963)
                                                                                     --------------      --------------
NET (DECREASE) / INCREASE IN CASH                                                         (497,859)             934,995
  Effect of foreign currency movements                                                        2,324            (18,477)
CASH, beginning of period                                                                   919,709               3,191
                                                                                     --------------      --------------
CASH, end of period                                                                  $      424,174      $      919,709
                                                                                     ==============      ==============

SUPPLEMENTAL INFORMATION ON INVESTING
  ACTIVITIES:

  Increase in construction in progress                                               $      984,108      $      105,928
  Decrease in accrued construction costs                                                   (40,917)               3,273
                                                                                     --------------      --------------
  Cash paid for construction in progress                                             $      943,191      $      109,201
                                                                                     --------------      --------------

SUPPLEMENTAL INFORMATION DISCLOSURE OF
  CASH FLOW INFORMATION:

  Interest expense for period                                                        $      109,156      $      102,543
  Amortization of financing costs                                                           (4,529)             (4,045)
  Increase in accrued interest payable                                                        1,367            (15,328)
                                                                                     --------------      --------------
  Interest paid                                                                      $      105,994      $       83,170
                                                                                     --------------      --------------
  Interest capitalized                                                               $       16,150      $        6,683
                                                                                     --------------      --------------
  Taxes paid                                                                         $        1,518      $        1,207



                                             FLAG LIMITED AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS
                                     AS AT DECEMBER 31, 2001 AND DECEMBER 31, 2000
                             (Expressed in thousands of Dollars except per share amounts)

                                                                                                 December 31,       December 31,
                                                                                                    2001              2000 (1)
                                                                                                 (UNAUDITED)        (UNAUDITED)
                                                                                          -------------------       ------------

ASSETS:
  Current assets:
      Cash and cash equivalents                                                           $             1,988  $           2,623
      Accounts receivable, net of allowance for doubtful accounts
        of $4,099 (2000 - $5,289)                                                                      59,208             84,067
      Due from affiliates and other receivables                                                        34,232              8,768
      Other receivables                                                                                 4,624              3,354
                                                                                          -------------------       ------------
  Total current assets                                                                                100,052             98,812

  Restricted cash                                                                                      63,793            111,453
  Capitalized financing costs, net of accumulated
  amortization of $8,309            (2000 - $5,664)                                                     8,427             11,073
  Property and equipment, net                                                                         940,592          1,001,246
                                                                                          -------------------       ------------
  Total Assets                                                                            $         1,112,864  $       1,222,584
                                                                                          ===================       ============
LIABILITIES:
  Current liabilities:
      Accrued construction costs                                                          $               818  $          49,139
      Accounts payable                                                                                  7,100             22,246
      Accrued liabilities                                                                              28,657             14,331
      Interest rate collars / swaps                                                                       376                  -
      Deferred revenue                                                                                 88,876             59,371
      Income taxes payable                                                                              3,766              3,766
                                                                                          -------------------       ------------
  Total current liabilities                                                                           129,593            148,853

  8 1/4% senior notes, due 2008, net of unamortized
  discount of $3,547 (2000 - $4,134)                                                                  426,453            425,861
  Other long-term debt                                                                                 55,500             93,000
  Deferred revenue and other                                                                          264,605            210,158
  Deferred taxes                                                                                        2,889              3,358
                                                                                          -------------------       ------------
  Total Liabilities                                                                                   879,040            881,230
                                                                                          -------------------       ------------
SHAREHOLDERS' EQUITY:
  Class B common shares, $.0001 par value                                                                  64                 64
  Additional paid-in capital                                                                          546,635            544,697
  Accumulated other comprehensive income - foreign currency translation                                 (768)              (418)
  Accumulated deficit                                                                               (312,107)          (202,989)
                                                                                          -------------------       ------------
  Total Shareholders' Equity                                                                          233,824            341,354
                                                                                          -------------------       ------------
  Total liabilities and shareholders' equity                                              $         1,112,864  $       1,222,584
                                                                                          ===================       ============


                                             FLAG LIMITED AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                              (Expressed in thousands of dollars except per share amounts)

                                                                       Three months ended                Twelve months ended
                                                                          December 31,                       December 31,
                                                                      2001           2000 (1)          2001              2000 (1)
                                                                   (UNAUDITED)     (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                                                  ------------   -------------     ------------    ---------------

  Capacity sales, net of discounts                                $     21,624   $       8,019     $     58,395    $        40,910
  Operations and maintenance revenue                                    12,895          11,003           48,999             40,942
                                                                  ------------   -------------     ------------    ---------------
REVENUES                                                                34,519          19,022          107,394             81,852

SALES AND OTHER OPERATING COSTS
  Operations and maintenance cost
  (including non-cash compensation
  expense of $106, $339, $513, $1,506)                                   9,259           7,622           33,467             32,180

  Sales and marketing
  (including non-cash compensation
  expense of $53, $160, $333, $683)                                      3,637           1,856           10,926             11,884

  General and administrative
  (including non-cash compensation
  expense of $174, $658, $1,092, $2,929)                                11,918           9,304           43,957             32,623

  Depreciation and amortization                                         18,705          18,627           74,993             76,485
                                                                  ------------   -------------     ------------    ---------------
                                                                        43,519          37,409          163,343            153,172

OPERATING LOSS                                                         (9,000)        (18,387)         (55,949)           (71,320)

INTEREST EXPENSE                                                      (10,553)        (12,054)         (43,762)           (50,452)
INTEREST INCOME                                                            326           2,371            3,566              8,318
                                                                  ------------   -------------     ------------    ---------------
LOSS BEFORE INCOME TAXES                                              (19,227)        (28,070)         (96,145)          (113,454)

PROVISION FOR INCOME TAXES                                                 592              92              177                148
                                                                  ------------   -------------     ------------    ---------------
NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS                                             $   (18,635)   $    (27,978)     $   (95,968)    $     (113,306)
                                                                  ============   =============     ============    ===============

Basic and diluted loss per common share                           $     (0.03)   $      (0.04)     $     (0.15)    $        (0.18)
                                                                  ============   =============     ============    ===============
Weighted average common shares outstanding                         635,796,338     635,796,338      635,796,338        635,796,338
                                                                  ============   =============     ============    ===============

                                       14

Note:
(1) Extracted without amendment from the audited financial statements.